EXHIBIT 4(v)

COMMON STOCK PRIVATE PURCHASE AGREEMENT

This COMMON STOCK PRIVATE PURCHASE AGREEMENT (this “Agreement’) is dated as of November 1, 2012 by and between Nymox Pharmaceutical Corporation, a Canadian corporation (the “Company”), and Lorros-Greyse Investments, Ltd. (the “Purchaser”).

The parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.1 Certain Definitions.

a)	“Average Price” shall be the average of the Closing Prices of the Company’s Common Stock for each Trading Day in the Draw Down Period.

b)	“Closing Price” shall mean the price for the last reported trade as recorded by the Principal Market for the Trading Day.

c)

“Current SEC Documents” shall mean the Company's Annual Report, as amended, for the year ended December 31, 2011, including the accompanying financial statements, and the Company's latest Quarterly Report, as filed with the U.S. Securities and Exchange Commission (the “SEC”) and as available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”).

d)	“Draw Down” shall have the meaning assigned to such term in Section 6.1(a) hereof.

e)	“Draw Down Closing Date” shall have the meaning assigned to such term in Section 6.1(b) hereof.

f)	“Draw Down Pricing Period” shall have the meaning assigned to such term in Section 6.1(a) hereof.

g)

“Material Adverse Effect” shall mean any adverse effect on the business, operations, properties or financial condition of the Company that materially impairs the ability of the Company and its subsidiaries and affiliates, taken as a whole, to perform any of its material obligations under this Agreement or to carry on its obligations, and shall include the loss for any reason to the Company of the services of Dr. Paul Averback.

h)

“Principal Market” shall mean initially the Nasdaq SmallCap Market, and shall include the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange if the Company is listed and trades on such market or exchange.

i)

“SEC Documents” shall mean all reports, schedules, forms, statements and other documents or material that are available on the SEC’s EDGAR system and that were filed by the Company with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act and filings incorporated by reference.

j)

“Shares” shall mean, collectively, the shares of Common Stock of the Company being subscribed for hereunder, or, in the appropriate context, the shares of Common Stock of the Company issued with respect to a Draw Down.

k)	“Trading Day” shall mean any day on which the Principal Market is open for business.

ARTICLE II

Purchase and Sale of Common Stock

Section 2.1 Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company up to Fifteen Million Dollars ($15,000,000) of the Company’s Common Stock, no par value per share (the “Common Stock”), based on Draw Downs requested under this Agreement. This Agreement replaces the earlier Common Stock Private Purchase Agreement between the Purchaser and the Company dated November 1, 2011.

Section 2.2 The Shares. The Company has authorized and has reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, a sufficient number of its authorized but unissued shares of its Common Stock to cover the Shares to be issued in connection with all Draw Downs requested under this Agreement. At no time will the Company request a Draw Down which would result in the issuance of a number of shares of Common Stock pursuant to this Agreement which exceeds 19.9% of the number of shares of Common Stock issued and outstanding on the Closing Date without obtaining stockholder approval of such excess issuance.

Section 2.3 Purchase Price and Closing. The Company agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase that number of the Shares to be issued in connection with each Draw Down. Each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement.

ARTICLE III

Representations and Warranties

Section 3.1 Representation and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser:

(a) Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the federal laws of Canada and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company does not have any subsidiaries except as set forth in the Current SEC Documents. The Company and each such subsidiary is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction in which the failure to be so qualified will not have a Material Adverse Effect on the Company’s financial condition.

(b) Authorization, Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue and sell the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered, and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) Capitalization. The Company currently has issued and outstanding 33,406,190 shares of its Common Stock, all of which have been duly and validly authorized and are fully-paid and non-assessable. Except as set forth in this Agreement and as set forth in the Current SEC Documents, no shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as set forth in the SEC Documents, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. The Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. Except as set forth in the Current SEC Documents, the offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied with all applicable United States Federal and state and Canadian and provincial securities laws, and no stockholder has a right of rescission or damages with respect thereto which would have a Material Adverse Effect on the Company’s financial condition or operating results. The Company has made available to the Purchaser on request true and correct copies of the Company’s Articles of Incorporation as in effect on the date hereof (the “Articles”), and the Company’s Bylaws as in effect on the date hereof (the “Bylaws”). The Principal Market for the Common Stock in the United States is the Nasdaq Capital Market, and the Company has not received any notice from such market questioning or threatening the continued inclusion of the Common Stock on such market.

(d) Issuance of Shares. The Shares to be issued under this Agreement have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Shares shall be validly issued and outstanding, fully paid and non-assessable, and the Purchaser shall be entitled to all rights accorded to a holder of Common Stock.

(e) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein do not and will not (i) violate any provision of the Company's Articles or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any United States Federal, state, local or Canadian, provincial, or other foreign statute, rule, regulation, order, judgment or decree (including any United States Federal and state or Canadian or provincial securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected, except, in all cases, for such conflicts, defaults, termination, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The business of the Company and its subsidiaries is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for possible violations which singularly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under any United States Federal, state or local or Canadian or provincial law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, or issue and sell the Shares in accordance with the terms hereof (other than any prior notification required to the Nasdaq Stock Market of the listing of additional shares and approval of the Autorité des Marchés Financiers (AMF) for a distribution of shares outside of Quebec and any filings subsequent to the Agreement Closing which may be required to be made by the Company with the SEC, the AMF, the Nasdaq Stock Market or state or provincial securities administrators and any registration statement, if any, which may be filed pursuant hereto); provided that, for purpose of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Purchaser herein.

(f) SEC Documents, Financial Statements. The Common Stock of the Company is registered pursuant to Section 12(g) of the Exchange Act, and, except as disclosed in the SEC Documents, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company has electronically filed true and complete copies of SEC Documents with the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”) since August 8, 1996 and the Purchaser acknowledges having access to the EDGAR system and the SEC Documents. The Company has not provided to the Purchaser any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. As of their filing dates, the Current SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such documents, and, as of their filing dates, the Current SEC Documents did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g) Subsidiaries. The Current SEC Documents hereto set forth each subsidiary of the Company, showing the jurisdiction of its incorporation or organization and showing the Company’s ownership of the outstanding stock or other interests of such subsidiary. All of the outstanding shares of capital stock of each subsidiary have been duly authorized and validly issued, and are fully paid and non-assessable. Neither the Company nor any subsidiary is a party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any subsidiary.

(h) No Material Adverse Effect. Since June 30, 2012, the date through which the most recent quarterly of the Company has been prepared and filed with the SEC, neither the Company nor its subsidiaries has experienced or suffered any Material Adverse Effect or incurred any liabilities, obligations, debts, claims or losses which, individually or in the aggregate, has had a Material Adverse Effect on the Company or its subsidiaries.

(i) No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(j) Title to Assets. Each of the Company and the subsidiaries has good and marketable title to all of its real and personal property reflected in the SEC Documents, free of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for those indicated in the Current SEC Documents or such that do not cause a Material Adverse Effect on the Company’s financial condition or operating results. All said leases of the Company and each of its subsidiaries are valid and subsisting and in full force and effect.

(k) Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth in the Current SEC Documents or such that do not cause a Material Adverse Effect, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any subsidiary nor any actions, suits, claims, investigations or proceedings pending or, to the knowledge of the Company, threatened, against or involving the Company, any subsidiary or any of their respective properties or assets.

(l) Compliance with Law. The business of the Company and its subsidiaries has been and is presently being conducted in accordance with all applicable United States Federal, state and local and Canadian and provincial governmental laws, rules, regulations and ordinances, except as set forth in the Current SEC Documents or such that do not cause a Material Adverse Effect. The Company and each of its subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of their respective businesses as now being conducted by them unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(m) Taxes. Except as set forth in the Current SEC Documents, the Company and each of the subsidiaries has accurately prepared and filed all United States Federal and state and Canadian and provincial and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provision have been and are reflected in the financial statements of the Company and the subsidiaries for all current taxes and other charges to which the Company or any subsidiary is subject and which are not currently due and payable. The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal, state or provincial) pending or threatened against the Company or any subsidiary for any period, nor of any basis for any such assessment, adjustment or contingency.

(n) Operation of Business. The Company and each of the subsidiaries owns or possesses all patents, trademarks, service marks, trade names, copyrights, licenses and authorizations as set forth in the Current SEC Documents, and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted without any conflict with the rights of others.

(o) Regulatory Compliance. Except as disclosed in the Current SEC Documents or such that do not cause a Material Adverse Effect, the Company and each of its subsidiaries have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Food and Drug or Environmental Laws. “Environmental Laws” shall mean all applicable laws and regulations in the United States or Canada relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal transport or handling or hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. “Food and Drug Laws” shall mean all applicable laws and regulations in the United States and Canada relating to the development, testing, manufacturing and distribution of pharmaceutical products. Except as set forth in the Current SEC Documents or such that do not cause a Material Adverse Effect, the Company has all necessary governmental approvals required under all Food and Drug and Environmental Laws and used in its business or in the business of any of its subsidiaries.

(p) Books and Records. The records and documents of the Company and its subsidiaries accurately reflect in all material respects the information relating to the business of the Company and the subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any subsidiary.

(q) Securities Laws Compliance. The Company has complied and will comply with all applicable United States Federal and state and Canadian and provincial securities laws in connection with the offer, issuance and sale of the Shares hereunder. Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy the Shares or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person (other than the Purchaser), so as to bring the issuance and sale of the Shares under the registration provisions of the Securities Act and applicable state securities laws. Neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) or directed selling efforts (within the meaning of Regulation S under the Securities Act) in connection with the offer or sale of the Shares. The Company is a “foreign issuer” within the meaning of Regulation S and Rule 405 under the Securities Act.

(r) Governmental Approvals. Except as set forth in the Current SEC Documents, and except for the filing of any notice or the obtaining of any necessary approvals or exemptions prior or subsequent to the Closing that may be required under applicable United States Federal or state and Canadian or provincial securities laws (which if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution or delivery of the Shares, or for the performance by the Company of its obligations under this Agreement.

(s) Employees. Neither the Company nor any subsidiary has any collective bargaining arrangements or agreements covering any of its employees, except as set forth in the Current SEC Documents. Except as set forth in the Current SEC Documents or such that do not cause a Material Adverse Effect, neither the Company nor any subsidiary is in breach of any employment contract, agreement regarding proprietary information, noncompetition agreement, nonsolicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by the Company or such subsidiary. Since the date of the latest Current SEC Document, no officer, consultant or key employee of the Company or any subsidiary whose termination, either individually or in the aggregate, could have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any subsidiary.

(t) Use of Proceeds. The proceeds from the sale of the Shares will be used by the Company and its subsidiaries for general corporate purposes.

(u) Acknowledgment Regarding Purchaser’s Purchase of Shares. Company acknowledges and agrees that Purchaser is acting solely in the capacity of arm's length purchaser with respect to this Agreement and the transactions contemplated hereunder and that the Company's decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its own representatives and counsel.

Section 3.2 Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations, acknowledgements and warranties to the Company:

(a) Organization and Standing of the Purchaser. The Purchaser is a company duly incorporated, validly existing and in good standing under the laws of the Republic of Panama and maintains its principal place of business in Panama. The Purchaser does not maintain a place of business in the United States or Canada, is not a resident of the United States or Canada and is not beneficially owned by any U.S. person within the meaning of Regulation S promulgated under the Securities Act.

(b) Authorization and Power. The Purchaser has the requisite power and authority to enter into and perform this Agreement and to purchase the Shares being sold to it hereunder. The execution, delivery and performance of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action.

(c) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby or relating hereto do not and will not (i) result in a violation of such Purchaser's charter documents or bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which the Purchaser is a party, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser).

(d) Financial Risks. The Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Shares and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation. The Purchaser is capable of evaluating the risks and merits of an investment in the Shares by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters and the Purchaser is capable of bearing the entire loss of its investment in the Shares.

(e) Accredited Investor. The Purchaser by itself or together with its adviser(s), is an "accredited investor", as such term is defined in Regulation D promulgated by the SEC under the Securities Act, is an “accredited investor” within the meaning of National Instrument 45-106 , is experienced in investments and business matters, has made investments of a speculative nature and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Purchaser to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment.

(f) Reliance upon Regulation S The Purchaser acknowledges that it is purchasing the Shares pursuant to an exemption from registration under the United States securities laws in reliance upon Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, the Purchaser will not offer or sell any of the Shares to or for the benefit or account of a person resident in the United States or entity existing or incorporated under the laws of the United States or otherwise defined as a “U.S. person” under Regulation S for a period of at least forty (40) days from the date on which the Shares are purchased, unless such Shares are registered under the Securities Act or exempt from registration;

(g) Access to Publicly Available Documents The Purchaser acknowledges that it or its advisors has access to all publicly-available documents or reports of the Company, including the SEC Documents and the Company’s press releases, and that it or its advisors has reviewed and understands such documents or reports. The Purchaser acknowledges that the Company has not provided to the Purchaser any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement.

(h) Purchase for Investment. The Purchaser is purchasing the Shares solely for investment, for its own account, and not with a present intent to resell or otherwise to distribute any of the Shares. The Purchaser further represents that the Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for or which is likely to compel a disposition in any manner of any of the Shares, that the Purchaser is not aware of any circumstances presently in existence which are likely to promote in the future any disposition by the Purchaser of the Shares and that the Purchaser does not presently contemplate any sale of any of the Shares upon the occurrence or nonoccurrence of any predetermined or undetermined event or circumstance.

(i) Not A U.S. Person. The Purchaser is not a “U.S. person” or “a person in the United States” within the meaning of Regulation S promulgated under the Securities Act.

(j) No Prior Short Selling. The Purchaser represents and warrants to the Company that at no time prior to the date of this Agreement has any of the Purchaser, its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) "short sale" (as such term is defined in Rule 3b-3 of the Exchange Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

(k) General. The Purchaser understands that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the suitability of the Purchaser to acquire the Shares. The Purchaser represents that any information which the Purchaser is furnishing to the Company in this Agreement, including, without limitation, the information provided on the signature page hereof, is correct and complete, and if such information or responses should cease to be correct at any time following the date hereof, the Purchaser will immediately furnish fully revised or corrected information to the Company.

(l) Survival. The foregoing representations, warranties and agreements of the Purchaser shall survive this Agreement.

ARTICLE IV

Covenants

Section 4.1 The Company’s Covenants. The Company covenants with the Purchaser as follows:

(a) Securities Compliance. The Company shall notify The Nasdaq Stock Market, Inc., in accordance with their rules and regulations, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares to the Purchaser or subsequent holders.

(b) Registration and Listing. The Company will cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company will take all action necessary to continue the listing or trading of its Common Stock on the Nasdaq SmallCap Market or another Principal Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASD and The Nasdaq Stock Market.

(c) Compliance with Laws. The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could have a Material Adverse Effect.

(d) Keeping of Records and Books of Account. The Company shall keep and cause each subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with Canadian GAAP consistently applied, reflecting all financial transactions of the Company and its subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

(e) Amendments. The Company shall not amend or waive any provision the Articles of Incorporation, Bylaws of the Company in any way that would adversely affect the voting rights of the holders of the Shares.

(f) Other Agreements. The Company shall not enter into any agreement the terms of which such agreement would restrict or impair the right to perform of the Company or any subsidiary under this Agreement or the Articles of Incorporation of the Company.

(g) Notice of Certain Events Affecting the Purchase or Sale. The Company will immediately notify the Purchaser upon the occurrence of any of the following events in respect of the issuance, purchase, sale, trading or distribution of the Shares pursuant to this Agreement: (i) receipt of any notification by the SEC, any state or provincial securities commission or any other regulatory authority with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (ii) issuance by the SEC, any state or provincial securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any issuance, sale, purchase, trading or distribution of the Shares under this Agreement, or of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, or the initiation or threatening of any proceeding for any such purpose.

(h) Consolidation; Merger. The Company shall not, at any time after the date hereof, effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all of the assets of the Company to, another entity (a “Consolidation Event”) unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument or by operation of law the obligation to deliver to the Purchaser such shares of stock and/or securities as the Purchaser is entitled to receive pursuant to this Agreement.

(i) Compliance with Regulation S. The sale of the Shares shall be made in accordance with the provisions and requirements of Regulation S and any applicable federal, state or provincial securities law. The Company shall make any necessary SEC or other regulatory filings required to be made by the Company in connection with the sale of the Shares to the Purchaser as required by all applicable federal, state and provincial laws, and shall provide a copy thereof to the Purchaser upon request.

Section 4.2 The Purchaser’s Covenants

(a) Limitation on Short Sales and Hedging Transactions. The Purchaser agrees that beginning on the date of this Agreement and ending on the date of termination or expiration of this Agreement, the Purchaser and its agents, representatives and affiliates shall not in any manner whatsoever enter into or effect, directly or indirectly, any (i) "short sale" (as such term is defined in Rule 3b-3 of the Exchange Act) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

(b) Compliance with Regulation S. The purchase of the Shares shall be made in accordance with the provisions and requirements of Regulation S and any applicable federal, state or provincial securities law. The Purchaser’s trading and distribution activities with respect to shares of the Company’s Common Stock shall be in compliance with all applicable federal, state and provincial securities laws, rules and regulations and rules and regulations of the Principal Market on which the Company’s Common Stock is listed including, without limitation, Regulation S.

(c) Notice of Certain Events Affecting The Purchase or Sale. The Purchaser will immediately notify the Company upon the occurrence of any of the following events in respect of the issuance, purchase, sale, trading or distribution of the Shares pursuant to this Agreement: (i) receipt of any notification by the SEC, any state or provincial securities commission or any other regulatory authority with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (ii) issuance by the SEC, any state or provincial securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any issuance, sale, purchase, trading or distribution of the Shares under this Agreement, or of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, or the initiation or threatening of any proceeding for any such purpose.

(d) Material Changes in Purchaser’s Status The Purchaser will immediately notify the Company of any changes in circumstance that may reasonably affect the availability of the exemption from registration under the Securities Act and the rules and regulations promulgated thereunder, including, without limitation, any changes that may affect the Purchaser’s status as an "accredited investor", as such term is defined in Regulation D or as a person or entity that is not a U.S. person or a person in the United States for the purposes of Regulation S.

ARTICLE V

Conditions to Closing and Draw Downs

Section 5.1 Conditions Precedent to the Obligation of the Company to Sell the Shares. The obligation hereunder of the Company to issue and sell the Shares to the Purchaser is subject to the satisfaction or waiver, at or before the Agreement Closing or at or before each Draw Down Closing, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

(a) Accuracy of the Purchaser's Representations and Warranties. The representations and warranties of the Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing and as of each Draw Down Closing Date as though made at that time, except for representations and warranties that speak as of a particular date.

(b) Performance by the Purchaser. The Purchaser shall have performed, satisfied and complied in all material respects with all material covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing and as of each Draw Down Closing Date.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

Section 5.2 Conditions Precedent to the Obligation of the Purchaser to Close. The obligation hereunder of the Purchaser to enter this Agreement is subject to the satisfaction or waiver, at or before the Agreement Closing and at or before each Draw Down Closing, of each of the conditions set forth below. These conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion.

(a) Accuracy of the Company's Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing as though made at that time (except for representations and warranties that speak as of a particular date).

(b) Performance by the Company. The Company shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Purchaser or the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(e) No Suspension. Trading in the Company's Common Stock shall not have been suspended by the SEC or The Nasdaq Stock Market, Inc. (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to each Draw Down request), and, at any time prior to such request, trading in securities generally as reported by Nasdaq shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by Nasdaq.

(d) Material Adverse Effect. No Material Adverse Effect and no Consolidation Event shall have occurred.

ARTICLE VI

Draw Down Terms

Section 6.1 Draw Down Terms. Subject to the satisfaction of the conditions set forth in this Agreement, the parties agree as follows:

a)

The Company may, in its sole discretion, issue and exercise a draw down (a “Draw Down”), which Draw Down the Purchaser will be obligated to accept. The Company shall issue the Draw Down by giving the Purchaser a Draw Down Notice specifying the total Draw Down amount and the date of the Draw Down Notice. The Draw Down Pricing Period shall be the five (5) Trading Days specified in the Draw Down Notice immediately preceding the date of the Draw Down Notice.

b)

Only one Draw Down shall be allowed for each Draw Down Pricing Period. The price per share paid by the Purchaser shall be based on the Average Daily Price on each separate Trading Day during the Draw Down Pricing Period. The number of shares of Common Stock purchased by the Purchaser with respect to each Draw Down shall be determined on the Draw Down Closing Date, which shall be the next Trading Day following the Draw Down date.

c)

The Company shall have the right to issue and exercise a Draw Down of up to $1,000,000 of the Company’s Common Stock per Draw Down, subject to the limitations set forth immediately below. The minimum Draw Down shall be $100,000 unless otherwise agreed by Purchaser.

d)

The number of Shares of Common Stock to be issued in connection with each Draw Down shall be equal to the Draw Down amount divided by 97% of the Average Price of the Common Stock for the Draw Down Pricing Period.

e)

The Company must provide the Purchaser via facsimile transmission the Draw Down Notice. At no time shall the Purchaser be required to purchase more than the Draw Down amount specified for a given Draw Down Pricing Period.

f)

On or before three Trading Days after each Draw Down Closing Date, the Purchaser shall pay the specified Draw Down amount to the Company. Upon receipt of the Draw Down payment, the Company shall deliver the Shares to the Purchaser in accordance with any instructions from the Purchaser.

ARTICLE VII

Legends; Transfer Agent Instructions

Section 7.1 Legends. Unless otherwise provided below, each certificate representing Shares will bear the following legend or equivalent (the “Legend”):

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY REGULATION S AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION THAT IS EXEMPT FROM SUCH REGISTRATION.

Section 7.2 No Legend Required The legend requirements in Section 7.1 above do not apply where, pursuant to instructions from the Purchaser, the Shares are not delivered to the Purchaser until after the expiration of all applicable holding periods restricting resale of the Shares as determined from the date of the settlement of the Draw Down.

Section 7.3 Transfer Agent Instructions. Upon the settlement of a Draw Down, the Company shall issue to the transfer agent for its Common Stock (and to any substitute or replacement transfer agent for its Common Stock upon the Company’s appointment of any such substitute or replacement transfer agent) instructions substantially in the form of Exhibit E hereto. Such instructions shall be irrevocable by the Company from and after the date hereof or from and after the issuance thereof to any such substitute or replacement transfer agent, as the case may be.

Section 7.4 No Other Legend or Stock Transfer Restrictions. No legend other than the one specified in Section 7.1 shall be placed on the share certificates representing the Shares and no instructions or “stop transfer orders,” “stock transfer restrictions,” or other restrictions shall be given to the Company’s transfer agent with respect thereto other than as expressly set forth in this Article VII, and the prohibition of transfers of the Shares except in compliance with the requirements of Regulation S, which the Investor hereby acknowledges.

Section 7.5 Investor’s Compliance. Nothing in this Article shall affect in any way the Investor’s obligations to comply with all applicable securities laws upon resale of the Common Stock.

ARTICLE VIII

Termination

Section 8.1 Termination by Mutual Consent. The term of this Agreement shall be twenty-four (24) months from the date of execution of this Agreement. This Agreement may be terminated at any time by mutual written consent of the parties.

Section 8.2 Other Termination.

(a) The Purchaser may terminate this Agreement upon ten (10) Trading Days’ notice if (i) an event resulting in a Material Adverse Effect has occurred, (ii) the Common Stock is de-listed from the Nasdaq SmallCap Market unless such de-listing is in connection with the listing of the Common Stock on the Nasdaq National Market, the New York or American Stock Exchanges, (iii) the Company files for protection from creditors under any applicable law, or (iv) the Company fails to deliver the Shares to the Purchaser in accordance with the instructions from the Purchaser.

(b) The Company may terminate this Agreement upon ten (10) Trading Days’ notice if (i) the Company has completed Draw Downs of at least Eight Million Dollars ($8,000,000) or (ii) the Purchaser shall fail to fund a properly noticed Draw Down within ten (10) Trading Days of the date payment for such Draw Down is due.

Section 8.3 Effect of Termination. In the event of termination by the Company or the Purchaser, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Section 8.1 or 8.2 herein, this Agreement shall become void and of no further force and effect, except for Articles IX and XI herein. Nothing in this Section 8.3 shall be deemed to release the Company or the Purchaser from any liability for any breach under this Agreement, or to impair the rights to the Company and the Purchaser to compel specific performance by the other party of its obligations under this Agreement.

ARTICLE IX

Indemnification

Section 9.1 General Indemnity. The Company agrees to indemnify and hold harmless the Purchaser (and its directors, officers, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorney's fees, charges and disbursements) incurred by the Purchaser as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company herein. The Purchaser agrees to indemnify and hold harmless the Company and its directors, officers, affiliates, agents, successors and assigns from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys fees, charges and disbursements) incurred by the Company as result of any inaccuracy in or breach of the representations, warranties or covenants made by the Purchaser herein.

Section 9.2 Indemnification Procedure. Any party entitled to indemnification under this Article IX (an "indemnified party") will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article IX except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of counsel to the indemnified party a conflict of interest between it and the indemnifying party may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any settlement negotiations or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Article IX to the contrary, the indemnifying party shall not, without the indemnified party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim. The indemnification required by this Article IX shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the indemnified party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to.

ARTICLE X

Assignment

Section 10.1 Assignment. Neither this Agreement nor any rights of the Purchaser or the Company hereunder may be assigned by either party to any other person.

ARTICLE XI

Notices

Section 11.1 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) hand delivered, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of sending by reputable courier service, fully prepaid, addressed to such address, or (c) upon actual receipt of such mailing, if mailed. The addresses for such communications shall be:

If to the Company:	Nymox Pharmaceutical Corporation
9900 Cavendish Blvd., Suite 306
St. Laurent, Quebec, Canada H4M 2V2
Telephone Number: (800) 936-9669 - Fax: (514) 332-9167
Attention: Dr. Paul Averback, President

if to the Investor:	As set forth on the signature pages hereto

Either party hereto may from time to time change its address or facsimile number for notices under this Section 11.1 by giving written notice of such changed address or facsimile number to the other party hereto as provided in this Section 11.1.

ARTICLE XII

Miscellaneous

Section 12.1 Fees and Expenses. The Company shall pay all fees and expenses related to the transactions contemplated by this Agreement; provided, that the Company shall pay, at the Closing of the Agreement, all attorneys fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by the Purchaser in connection with the preparation, negotiation, execution and delivery of this Agreement and the transactions contemplated hereunder. In addition, the Company shall pay all reasonable fees and expenses incurred by the Purchaser in connection with any amendments, modifications or waivers of this Agreement or incurred in connection with the enforcement of this Agreement, including, without limitation, all reasonable attorneys’ fees and expenses. The Company shall pay all stamp or other similar taxes and duties levied in connection with issuance of the Shares pursuant hereto.

Section 12.2 Specific Enforcement, Consent to Jurisdiction.

(a) Injunctive Relief. The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Canada applicable to contracts made in Quebec by persons domiciled in Montreal and without regard to its principles of conflicts of laws.

(c) Jurisdiction Each of the Company and the Purchaser (i) hereby irrevocably submits to the jurisdiction of the Quebec Superior Court and other courts of the Province of Quebec sitting in the District of Montreal for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchaser consents to process being served in any such suit, action or proceeding by mailing a copy thereof by certified mail, return receipt requested, to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

Section 12.3 Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither the Company nor the Purchaser makes any representations, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

Section 12.4 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 12.5 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 12.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The parties hereto may not amend this Agreement or any rights or obligations hereunder without the prior written consent of the Company and each Purchaser to be affected by the amendment. After Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement.

Section 12.7 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 12.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution may be made by delivery by facsimile.

Section 12.9 Publicity. Prior to the Closing, neither the Company nor the Purchaser shall issue any press release or otherwise make any public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement. After the Closing, the Company may issue a press release or otherwise make a public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement; provided, that prior to issuing any such press release, making any such public statement or announcement, the Company obtains the prior consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

Section 12.10 Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 12.11 Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

Section 12.12 Currencies. Unless otherwise specified, all references herein to dollars means United States dollars.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorize officer as of the date first above written.

NYMOX PHARMACEUTICAL CORPORATION

By:	/s/ Paul Averback MD
Name: Dr. Paul Averback
Title: President

LORROS-GREYSE INVESTMENTS, LTD.

By:	/s/ Dr. Stephan Eschmann
Name: Dr. Stephan Eschmann
Title: President

EXHIBIT E

TREASURY DIRECTIVE

To:	Computershare Investor Services
Re:	Issuance of ____________ common shares of

NYMOX PHARMACEUTICAL CORPORATION

By resolution adopted by the Board of Directors of Nymox Pharmaceutical Corporation (the “Company”) dated ____________, you are hereby authorized to issue _______________ common shares (the “Shares”) in consideration for $_____________ (US) received on ________________from Lorros-Greyse Investments, Ltd. (the “Investor”) and in accordance with the Common Stock Private Purchase Agreement between the Investor and the Company. These shares are fully paid and non-assessable.

As transfer agent and registrar for the Company, we request that you issue a certificate for the shares in question as follows:

Lorros-Greyse Investments, Ltd.
__________________________
__________________________

We have received a legal opinion that in order to permit the Company to comply with the requirements of the United States Securities Act of 1933, before the certificate for the Shares is issued to the Investor, the following legend should be typed on the certificate:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY REGULATION S AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION THAT IS EXEMPT FROM SUCH REGISTRATION.

Please deliver the certificate to:

Nymox Pharmaceutical Corporation 9900
Cavendish Blvd., Suite 306
St. Laurent, QC H4M 2V2
Attn: Roy Wolvin, C.F.O.

Signed this _____ day of _______________, 2013

NYMOX PHARMACEUTICAL CORPORATION

By:
Roy Wolvin
Secretary-Treasurer